Filed Pursuant to Rule 424(b)(5)
Registration No. 333-227216

Prospectus Supplement (To the Prospectus dated September 21, 2018)

2,750,000 Shares of Common Stock

This prospectus supplement updates, supersedes and amends certain information contained in the prospectus dated September 21, 2018 (the “Original Prospectus”), relating to the disposition, from time to time, of up to 2,750,000 shares (the “Shares”) of our common stock, par value $0.00001 per share (the “Common Stock”) issuable upon the exercise of outstanding warrants, at an original exercise price of $10.00 per share for Class A Warrants and an original exercise price of $15.00 per share for Class B Warrants, held by the selling stockholders named in the Original Prospectus (the “Existing Warrants”). The Existing Warrants have been amended as described below under “Amendments to Existing Warrants.”

This prospectus supplement should be read in conjunction with the Original Prospectus, and is qualified by reference to the Original Prospectus, except to the extent that the information presented herein supersedes the information contained in the Original Prospectus. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the Original Prospectus, including any amendments or supplements thereto. We may amend or supplement the Original Prospectus from time to time by filing amendments or supplements as required. You should read the entire Original Prospectus and any amendments or supplements carefully before you make an investment decision.

Our common stock is listed on the Nasdaq Global Market under the symbol “PTGX.” On August 10, 2023, the last reported sale price of our common stock on the Nasdaq Global Market was $18.80 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” in the Original Prospectus and documents incorporated therein by reference for a discussion of such risk factors, which factors should be read carefully in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

AMENDMENTS TO EXISTING WARRANTS

This prospectus supplement is being filed to disclose the following:

In August 2023, we entered into warrant side letters (the “Warrant Side Letters”) with certain of the selling stockholders under which the Company agreed to allow the Existing Warrants to be exercised for pre-funded warrants representing the same number of Shares underlying the Existing Warrants with an exercise price of $0.001 per share (the “Pre-Funded Warrants”). The form of Pre-Funded Warrants will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending September 30, 2023 and incorporated by reference into the registration statement of which this prospectus supplement forms a part.

Prospectus supplement dated August 11, 2023